Item 1.		Changes in Control of Registrant.

		None

Item 2.		Acquisition or Disposition of Assets.

On September 28, 1995, the Registrant purchased all of the outstanding shares of Shagawa Resort, Inc., which was the sole owner of a motel under construction in Ely, Minnesota. The Registrant is proceeding with completing the construction of said motel. It is anticipated that construction will be completed on approximately December 31, 1995 depending on weather conditions. The motel will consist of 61 units, swimming pool, reception area and other usual items connected with a motel. The motel will consist of approximately 54,000 square feet of buildings. The purchase included approximately 15 acres of land located in Ely, Minnesota.

The purchase price of the motel and land connected therewith was approximately $2,500,000.00, consisting of $828,141 cash and $1,700,000 by assuming a mortgage to NorWest Bank Minnesota Mesabi N. A. of which $952,000.00 is guaranteed by a Small Business Administration loan PFA debenture.

Upon completion it is intended that said motel will be a Holiday Inn Sunspree Resort. It is estimated that on the date of the purchase, September 28, 1995, said motel was approximately 75% completed.

The Registrant simultaneously entered into a management agreement with Northland Adventures Minnesota, Ltd., to manage the motel until December
15, 1997. Registrant also entered into a Stock Purchase and Sale Agreement and Option to Repurchase Stock with Northland Adventures Minnesota, Ltd.
Said option may be exercised by Northland Adventures Minnesota, Ltd. On or before December 15, 1997. The option price to be paid to the Registrant would be an amount equal to the sum of:

a.	$628,141.00; plus

b.	any additional amounts invested by the Registrant for the motel project, including any nonrefunded balance of the initial $200,000.00 advanced as a bridge loan; plus

c.	An amount equal to  $2,000.00 times the number of months elapsed from the commencement of operation of the motel to the date of repurchase of the motel; and

d.	Payment in full or assumption of the loans to NorWest Bank Minnesota
Mesabi N. A. and Small Business Association.

All of the transactions relative to the purchase by Registrant, the option to purchase, By Northland Adventures Minnesota, Ltd., and the Management Agreement was determined as a result of arm's-length negotiations between unrelated parties.

A copy of the Stock Purchase and Sale Agreement and Option to Repurchase Stock with respect to said transactions are annexed as Exhibit 1.

Item 3.		Bankruptcy or Receivership.

		None.

Item 4.		Change in Registrant's Certifying Accountant.

		None.

Item 5.		Other Materially Important Events.

		None.

SIGNATURES

	Pursuant to the requirements of the Securities Act of 1934, the Registrant has
duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

				Registrant:	Dynamic Homes, Inc.

						VERN MUZIK    (president)

				Dated:		October 12, 1995